FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-274151-01

From	(NATIXIS NORTH AMERIC)
Sent	Friday, August 14, 2026 12:20 PM
Subject	D2NXS 2026-M1 - **IO LAUNCH** PUBLIC

D2NXS 2026-M1 - **IO LAUNCH** PUBLIC

Co-Lead Managers & Bookrunners:	Natixis Securities Americas LLC, Barclays Capital Inc., BMO Capital Markets Corp. and Wells Fargo Securities, LLC

Publicly Offered Certificates

Class	Expected Ratings (Moody's/Fitch/MDBRS)	Size($MM)	~Proceeds(MM)	LAUNCH
X-A	Aa1(sf)/AA+sf/AAA(sf)	$336.640	~10.3293MM	J-46.5

POOL BALANCE	$446,632,750
NUMBER OF LOANS/PROPERTIES	20 / 21
WA MORTGAGE INT. RATE	6.1748%
WA CUT-OFF LTV	70.3%
WA UW NCF DSCR	1.26x
WA UW NOI DEBT YLD	8.0%
WA ORIG TERM TO MATURITY	60
TEN LARGEST LOANS	65.2%

LOAN SELLERS	NREC (100.0%)
PROPERTY TYPE	100% Multifamily
TOP 5 STATES	TX (22.6%), NY (14.5%), FL (11.6%), MD (8.8%), PA (8.5%)

RISK RETENTION	Horizontal (D2-Natixis Retention Holder, LLC as TPP)

MASTER SERVICER	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICER	Midland Loan Services, a Division of PNC Bank, National Association
TRUSTEE	Computershare Trust Company, National Association
CERT ADMIN	Computershare Trust Company, National Association
OPERATING ADVISOR	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP	D2-Natixis Retention Holder, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1	ATTACHED
PRELIMINARY PROSPECTUS	ATTACHED
PRESALE REPORTS	Posted

ANTICIPATED IO PRICING	Friday, August 14, 2026 at 12:45PM EST
ANTICIPATED SETTLEMENT	Tuesday, August 25, 2026

Trepp
Deal name	D2NXS 2026-M1
Password	D2NXSM1

Intex
Deal name	D2NXS26M1
Password	ome1akbcm96mk2g3z

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, Natixis Securities Americas LLC, Barclays Capital Inc., BMO Capital Markets Corp., Wells Fargo Securities, LLC or any other underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.